UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 28, 2015

GLOBUS MEDICAL, INC.
(Exact name of registrant as specified in charter)

DELAWARE	001-35621	04-3744954
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2560 GENERAL ARMISTEAD AVENUE, AUDUBON, PA 19403
(Address of principal executive offices) (Zip Code)
(610) 930-1800
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 28, 2015, the Board of Directors of Globus Medical, Inc. (the “Company”) appointed James R. Tobin to serve as a member of the Board of Directors. In connection with this appointment, the Board of Directors increased the number of directors comprising the Board of Directors from seven to eight directors. There are no arrangements or understandings between Mr. Tobin and any other person pursuant to which Mr. Tobin was appointed to serve on the Board of Directors. Mr. Tobin has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Pursuant to the Company’s standard compensation package for non-employee directors, Mr. Tobin will receive cash compensation in the amount of $52,500 per year for his services as a director. He will also be awarded an option to purchase up to 15,000 shares of the Company’s common stock at an exercise price of $24.75, which price equals the Company’s closing stock price on August 28, 2015. The option will vest over a three-year period, with one-twelfth (1/12th) of the shares vesting on December 31, 2015, and the balance of the shares vesting ratably on a quarterly basis over the following 11 quarters.

In accordance with the Company’s customary practice, the Company entered into an indemnification agreement with Mr. Tobin in substantially the form filed as an exhibit to the Company’s Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on May 8, 2012.

Item 8.01 Other Events.
On August 31, 2015, the Company issued a press release announcing the appointment of Mr. Tobin to its Board of Directors. A copy of the press release is furnished as Exhibit 99.1 hereto.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release of Globus Medical, Inc., dated August 31, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBUS MEDICAL, INC.
(Registrant)

Dated:	August 31, 2015	/s/ DANIEL T. SCAVILLA

Daniel T. Scavilla
Senior Vice President,
Chief Financial Officer

EXHIBIT LIST

Exhibit No.	Description

99.1	Press Release of Globus Medical, Inc., dated August 31, 2015